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                                                  ITEM 14(a)3 - EXHIBIT 12
                                                  ________________________

    Computations of Ratios of Earnings to Fixed Charges
    ___________________________________________________
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                                                                                   Year Ended December 31
                                                             1993         1992         1991         1990         1989
                                                             ____         ____         ____         ____         ____
    1. Excluding interest credited to
        policyholder account balances:

        Income before taxes on income (1)                   $151,571     $104,337     $111,019     $103,470     $120,496
                                                            ========     ========     ========     ========     ========
        Fixed charges:
         Interest expense                                     32,392       33,805       39,209       43,092       41,985
         One-third of all rent expense                         4,497        4,123        4,016        3,753        3,705
         Total fixed charges (A)                              36,889       37,928       43,225       46,845       45,690
                                                             _______      _______      _______      _______      _______
        Total income before taxes on income                  188,460      142,265      154,244      150,315      166,186
         and fixed charges (B)                               =======      =======      =======      =======      =======

        Ratio of earnings to fixed charges (B)/(A)              5.11         3.75         3.57         3.21         3.64
                                                                ====         ====         ====         ====         ====
    2. Including interest credited to
         policyholder account balances

        Income before taxes on income (1)                   $151,571     $104,337     $111,019     $103,470     $120,496
                                                            ========     ========     ========     ========     ========
        Fixed charges:
         Interest credited to policyholder
           account balances                                  183,737      173,538      137,580      104,724       94,057
         Interest expense                                     32,392       33,805       39,209       43,092       41,985
         One-third of all rent expense                         4,497        4,123        4,016        3,753        3,705
         Total fixed charges (A)                             220,626      211,466      180,805      151,569      139,747
                                                             _______      _______      _______      _______      _______
        Total income before taxes on income                  372,197      315,803      291,824      255,039      260,243
         and fixed charges (B)                               =======      =======      =======      =======      =======

        Ratio of earnings to fixed charges (B)/(A)              1.69         1.49         1.61         1.68         1.86
                                                                ====         ====         ====         ====         ====


      (1) Before cumulative effect of accounting change relating to non-pension postretirement benefits recorded in first quarter of 1992.
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